Exhibit 10.19

December 30, 2020

Randy J. Greben

63 Old Farm Road

Berkley Heights, NJ 07922

Dear Randy,

Congratulations! We are delighted to offer you the opportunity to share in our vision of Better Living through Better Food. We are confident that your skills and experience will be an asset to our company, and are excited for you to become a part of our team.

This letter confirms our previous conversations regarding the employment opportunity available to you with Blue Apron, LLC (the “Company”), an affiliate of Blue Apron Holdings, Inc. (“Blue Apron” and, collectively with its affiliates, including the Company, the “Company Group”), and sets forth the terms and conditions of that employment.

The Company hereby offers you full-time employment as Chief Financial Officer of Blue Apron beginning the week of January 4, 2021 with an annual base salary of $465,000 at the Company's offices located in New York, New York (Liberty). Your position is classified as exempt from the state and federal wage and hour laws, so you will not receive any overtime pay.

Equity

If you decide to join the Company, it will be recommended to Blue Apron’s Board of Directors that Blue Apron grant you an equity award having a target value of $600,000 (the “New Hire Grant”). The New Hire Grant will be subject to the terms and conditions of Blue Apron’s equity incentive plan, equity compensation program and the applicable award agreement, including vesting requirements. You will also be eligible to parcipate in Blue Apron’s annual equity-based incentive plan applicable to similarly situated executive officers in amounts and on terms and conditions determined by the Board of Directors in its sole discretion and in accordance with the various plan documents and awards agreements governing any such awards. For the avoidance of doubt, the New Hire Grant shall be in lieu of an equity award, if any, for fiscal 2021.

Bonus

You will be eligible to receive a discretionary bonus on an annual basis with a target of 75% of your annual base salary, subject to both your and the Company’s performance.  Your bonus payment will be prorated based on your start date with the Company if you start after the 1st of the year of the current measurement period (January 1 through December 31 of such year). Your bonus payment amount will be based on your performance against the goals you outline and align on with your manager and based on overall Company performance. You must be employed by the Company on the date bonus payments are made to receive such bonus award.

Executive Severance Benefits Plan

If you decide to join the Company, it will also be recommended to Blue Apron’s Board of Directors that you be designated as a “Covered Employee” under Blue Apron’s Executive Severance Benefits Plan and thus be eligible to receive the associated benefits thereunder. In addition to the foregoing, in the event that, following a Change in Control (as defined in the Severance Plan), Blue Apron or the Company (or any of their successors) terminates your employment without Cause (as defined in the Severance Plan) or you resign for Good Reason (as defined in the Severance Plan) within twelve (12) months following such Change in Control you will be eligible to receive an additional cash severance amount equal to six (6) months of your base salary (“Additional Severance”). The Additional Severance will be paid in regular installments on the same schedule as payroll payments are made, over the six (6)-month period commencing immediately after the due date for the last payment of the severance due to you under the Severance Plan, and otherwise in accordance with, and subject to, the terms and conditions of the

Severance Plan.

Terms and Conditions

During the period of your employment, you shall (a) devote your entire working time for or at the direction of the Company Group, (b) use your best efforts to complete all assignments, and (c) adhere to the Company Group’s procedures and policies in place from time-to-time. During your employment with the Company, you may not engage in any other paid activities without the prior written consent of an authorized officer of the Company or Blue Apron or any other unpaid activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company Group.

During your employment with the Company you will be entitled to participate in all of our then-current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs, when the Company establishes such plans. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company Group’s, or any of its users’, vendors’, or affiliates’, trade secrets, confidential and proprietary information, customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Chief Executive Officer or General Counsel of Blue Apron. You also will be required to execute the annexed employee non-disclosure and invention assignment agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter.

This offer of employment with the Company is contingent upon our satisfactory completion of reference checks, drug testing and proof of your authorization to work in the United States. If, based upon a unique circumstance, you commence work before the Company has completed its inquiry, you will be deemed a conditional employee. Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time for any reason or no reason, the Company has the right to terminate this employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the Chief Executive Officer of Blue Apron, and such agreement is expressly acknowledged as an employment contract.

I hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you. The Company welcomes you as an employee and looks forward to a successful relationship in which you will find your work both challenging and rewarding. This offer must be accepted on or before December 31, 2020 and will be deemed to have been withdrawn if your executed acceptance of this offer, together with the signed Covenants Agreement, is not received by the undersigned on or before the above referenced date.

Sincerely,

/s/ Linda Kozlowski

Linda Kozlowski, CEO

Agreed and accepted as of the
date set forth below:

/s/ Randy J. Greben
Randy J. Greben

Date:	December 30, 2020